Houston American Energy Provides Update On Fracking Operations On Yoakum County Well

Houston, TX – June 14, 2019 – Houston American Energy Corp. (NYSE American: HUSA) today provided an update on operations on the Frost #1H well located in the Northwest Shelf of the Midland Basis, in Yoakum County, Texas.

Frac operations on the Frost #1-H well have been completed and the well has been put on production as of June 5, 2019. The well began producing oil immediately and has been in the process of unloading the frac fluid while continuing to produce oil. Once the process of cleaning up the well is completed, the company intends to announce an initial production rate.

Houston American Energy holds a 12.5% working interest (subject to a 10% back-in after payout) in the 650-acre prospect.

Jim Schoonover, CEO of Houston American Energy, stated “We are pleased with the performance of the well to date recognizing the limited history of the well. However, having oil production from the outset is very positive.”

About Houston American Energy Corp.

Based in Houston, Texas, Houston American Energy Corp. is a publicly-traded independent energy company with interests in oil and natural gas wells, minerals and prospects. The Company’s business strategy includes a property mix of producing and non-producing assets with a focus on the Permian Basin in Texas, Louisiana and Colombia.

For additional information, view the company’s website at www.houstonamerican.com or contact Houston American Energy Corp. at (713) 222-6966.